As filed with the Securities and Exchange Commission on December 3, 2010

Registration No. 000-52605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of

the Securities Exchange Act of 1934

Global Aviation Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4222196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 World Drive Peachtree City, Georgia	30269
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 632-8000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants to acquire shares of Common Stock, par value $0.0001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (check one)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements relating to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this Form 10 that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and similar terms and phrases, including references to assumptions, in this Form 10 to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

A number of important factors could cause actual results to differ materially from those indicated by our forward-looking statements, including but not limited to the factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” These factors include without limitation:

• levels of military spending for the transportation of military personnel and cargo;

i

• our level of entitlement to the military’s spending;

• our fixed obligations;

• our competitive environment;

• our ability to secure and maintain any necessary financing for aircraft acquisitions and other purposes;

• economic and other conditions in regions in which we operate;

• governmental regulation of our operations;

• the outcome of various legal proceedings;

• relations with unionized employees generally and the effect and outcome of future labor negotiations;

• problems with our aircraft;

• increases in maintenance, security costs and insurance premiums;

• cyclical and seasonal fluctuations in our operating results;

• our ability to establish and maintain effective internal control over financial reporting;

• risks related to our divestiture and acquisition strategies, including the risks related to the integration of acquired businesses;

• terrorist attacks, political instability, and acts of war;

• significant disruptions in the supply of aircraft fuel;

• risks inherent in our industry, such as demand for military and commercial cargo air services; and

• other risks that we have described in “Risk Factors.”

These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. You should review carefully the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this Form 10 for a more complete discussion of these and other factors that may affect our business, financial condition and results of operations.

The forward-looking statements contained in this Form 10 reflect our views and assumptions only as of the date of this prospectus. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

BASIS OF PRESENTATION

All references to “we,” “us,” “our,” “Global,” “our Company” or “the Company” in this Form 10 mean Global Aviation Holdings Inc. and its consolidated subsidiaries, unless the context requires otherwise.

All references to our “Common Stock” in this Form 10 mean our common stock, par value $0.0001 per share, unless the context otherwise requires.  Except as otherwise indicated, the information in this document gives retroactive effect to the 100-for-one stock split of our common stock effected as of October 1, 2010.  Unless the context otherwise requires, all references to “Warrants” in this Form 10

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refer to the Warrants registered hereby and issued under the Warrant Agreement dated as of February 28, 2006 between us and Registrar and Transfer Company, as warrant agent.

All references to MatlinPatterson in this Form 10 mean MatlinPatterson ATA Holdings LLC, the Company’s majority stockholder.

All references to the “Form S-1” in this Form 10 mean Amendment No. 3 to Form S-1 (File No. 333-167842), which we filed with the Securities and Exchange Commission on October 29, 2010, as amended by such amendments thereto filed after the date hereof and prior to the effectiveness of this Form 10.

All references to the “Note Prospectus” mean the prospectus we filed under Rule 424 on November 10, 2010 in connection with the Form S-4.

All references to the “Form S-4” in this Form 10 mean Amendment No. 3 to Form S-4 (File No. 333-167913), which we filed with the Securities and Exchange Commission on November 8, 2010.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this Form 10 concerning our business lines, our industry and its segments and related markets and our general expectations concerning our industry and its segments and related markets are based on management estimates. Such estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable.

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ITEM 1.                             BUSINESS

The Company incorporates by reference the section entitled “Business” from the Note Prospectus and the disclosure under Item 2.05 on the Company’s Form 8-K filed December 3, 2010.

ITEM 1A.                    RISK FACTORS

You should carefully consider the risks described below and incorporated by reference herein before deciding to invest in our securities.  These are not the only risks facing the Company.  Our business, financial condition and results of operations could be materially and adversely affected by any of these risks, and you may lose all or a part of your investment.

The Company incorporates by reference the section entitled “Risk Factors — Risks Related to Our Business” from the Note Prospectus.

In addition to the risk factors incorporated by reference, you should also consider the additional risks described below.

The Warrants expire February 28, 2011 and the Company believes they have no value.

The Company believes the fair value of its common stock is substantially below the exercise price of the Warrants.  The Company cautions potential purchasers of Warrants that the possibility of the Warrants having value prior to the expiration of the Warrants on February 28, 2011 is highly remote.

There is no established trading market for the Warrants, and there is unlikely to be one prior to the expiration of the Warrants on February 28, 2011.

As a result, purchasers of the Warrants are unlikely to be able to resell the Warrants.

Future sales of our shares could adversely affect the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after our proposed initial public offering or the perception that such sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us or you to sell our equity or equity-related securities in the future. If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in our Registration Statement on Form S-1 lapse, the trading price of our common stock could decline below the initial public offering price.

The shares of common stock proposed to be offered in our proposed initial public offering will be freely tradable without restriction under the Securities Act of 1933, as amended, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

Morgan Stanley & Co. Incorporated and Jefferies & Company, Inc. may, in their sole discretion, permit our officers, directors, employees and current stockholders who are subject to the 180-day contractual lock-up to sell shares prior to the expiration of the lock-up agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. See the section entitled “Shares Eligible for Future Sale” in our Registration Statement on Form S-1.

We do not currently intend to pay cash dividends.

We have not in the past paid, and do not currently intend to pay, cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current financing agreements preclude us, and any future financing agreements may preclude us, from paying any dividends. As a result, appreciation, if any, in the market value of our common stock will be the sole source of potential financial gain from our common stock for the foreseeable future.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

Prior to our proposed initial public offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following our proposed initial public offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our common stock in our proposed initial public offering will be determined by negotiations among MatlinPatterson, the underwriters and us and it may not be indicative of prices that will prevail in the open market following our proposed initial public offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell.

An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.

The market price of our common stock may be volatile.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including those described above under “Risks Relating to our Business” and the following:

•      our financial performance or the performance of our competitors and similar companies;

•      announcements concerning our competitors, our industry or the economy in general;

•      strategic actions by us or our competitors, such as acquisitions or restructurings;

•      media reports and publications about the safety of our aircraft or the aircraft type we operate;

•      new regulatory pronouncements and changes in regulatory guidelines;

•      general and industry-specific economic conditions;

•      changes in financial estimates or recommendations by securities analysts;

•      sales of our common stock or other actions by investors with significant stockholdings;

•      general market conditions;

•      loss of key personnel; and

•      availability of capital.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock.

In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and adversely affect our business, financial condition and results of operations.

Our certificate of incorporation and by-laws include provisions limiting voting by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership of U.S. air carriers, our amended and restated certificate of incorporation, as amended, and amended and restated by-laws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, that our president and at least two-thirds of the members of our board of directors be U.S. citizens, and that we remain under the actual control of U.S. citizens. The “actual control” doctrine, among other things, limits the amount of non-voting equity that may be held by non-U.S. citizens. Our by-laws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record.

A majority of our board of directors may not be considered “independent” under the rules of the NASDAQ Global Select Market.

MatlinPatterson will own a majority of our common stock following the completion of our proposed initial public offering. As a result, we will certify that we are a “controlled company” under the rules of the NASDAQ Global Select Market and we intend to rely on the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NASDAQ Global Select Market. Under this exception, we will be exempt from the rule that requires that (i) our board of directors be comprised of a majority of “independent directors”; (ii) our compensation committee be comprised solely of “independent directors”; and (iii) our nominating committee be comprised solely of “independent directors,” as these terms are defined under the rules of the NASDAQ Global Select Market. Immediately following our proposed initial public offering, we expect that four of our directors will be “independent” under the rules of the NASDAQ Global Select Market.

Our certificate of incorporation and by-laws contain provisions that could delay, deter or prevent a change of control.

Our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The provisions include:

•      limitations as to who may call special meetings of both our board of directors and stockholders;

•      advance notice requirements for stockholder proposals; and

•      the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine.

ITEM 2.                             FINANCIAL INFORMATION

The Company incorporates by reference the sections entitled “Selected Historical Financial Data” from the Note Prospectus, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the Note Prospectus and the Company’s Form 10-Q for the quarter ended September 30, 2010, and the disclosure under Item 2.05 on the Company’s Form 8-K filed December 3, 2010.

ITEM 3.                             PROPERTIES

The Company incorporates by reference the sections entitled “Business — Our Aircraft Fleet” and “Business — Facilities” from the Note Prospectus and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the Note Prospectus and the Company’s Form 10-Q for the quarter ended September 30, 2010.

ITEM 4.                             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company incorporates by reference the section entitled “Principal Stockholders” from the Note Prospectus.

ITEM 5.                             DIRECTORS AND EXECUTIVE OFFICERS

The Company incorporates by reference the section entitled “Management” from the Note Prospectus.

ITEM 6.                             EXECUTIVE COMPENSATION

The Company incorporates by reference the section entitled “Executive Compensation” from the Note Prospectus.

The disclosure in the Note Prospectus is hereby supplemented to include the following:

We amended and restated our Long-Term Incentive Plan  effective as of November 30, 2010 (the “Amended LTIP”) to increase the number of shares available for issuance pursuant to awards granted under the Amended LTIP; to add provisions that would allow us to grant awards that qualify as “performance-based compensation” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”); to reflect the 100-for-1 stock split and accompanying reclassification of our common stock; and to limit the term of nonqualified stock options and stock appreciation rights granted under the Amended LTIP to a maximum of ten (10) years.   The board of directors has reserved a total of 7,500,000 shares of common stock for issuance pursuant to awards granted under the Amended LTIP, subject to adjustment in certain events.  This includes the 5,677,600 shares originally reserved for issuance under the original LTIP.  The maximum number of shares that can be granted under the Amended LTIP as qualified performance-based compensation under Code Section 162(m) to any employee during any calendar year is 2,000,000, and the maximum aggregate dollar amount that can be paid as qualified performance-based compensation under Code Section 162(m) under the Amended LTIP to any employee during any calendar year is $3,000,000.

ITEM 7.                             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company incorporates by reference the sections entitled “Certain Relationships and Related Party Transactions, “ “Management—Board of Directors,” and “Management—Committees of the Board of Directors” from the Note Prospectus.

ITEM 8.                             LEGAL PROCEEDINGS

The Company incorporates by reference the section entitled “Business — Legal Proceedings” from the Note Prospectus.

ITEM 9.          MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no current established public trading market for our common stock or Warrants.  We do not plan to seek the listing of our Warrants on any market.  In connection with our proposed initial public offering of our common stock, we intend to file an application for listing of our common stock on the Nasdaq Global Select Market.  There can be no assurance when or if our shares will be listed on the Nasdaq Global Select Market, or if so listed, that an active trading market will develop.

As of November 30, 2010, there were 26,802,200 shares of common stock outstanding, held by approximately 75 holders of record and 447,403 Warrants outstanding (each exercisable for one-tenth of a share of common stock) held by approximately 1,250 holders of record.

We have not in the past paid, and do not currently intend to pay, cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  In addition, the terms of our current financing arrangements preclude us, and any future financing agreements may preclude us, from paying cash dividends.

Securities Authorized for Issuance under Equity Compensation Plans

The following table reflects information regarding shares of our common stock authorized for issuance under our existing equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, Warrants and rights (a)	Weighted-average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	5,545,200	$18.99	169,700
Equity compensation plans not approved by security holders	119,400	$337.21	—
Total	5,664,600	$25.70	169,700

As of November 30, 2010, the board of directors increased the number of shares reserved under the Global Aviation Holdings Inc. 2009 Amended and Restated Long-Term Incentive Plan to an aggregate of 7,500,000 shares, including those shares previously reserved under such plan. As a result, the total number of shares remaining available for future issuance under all equity compensation plans as of November 30, 2010 was 1,822,400.

Material Terms of Compensation Incentive Plans Not Approved by Shareholders

Global Aviation Holdings Inc. 2009 Long-Term Incentive Plan for Outside Directors

The Company adopted the Global Aviation Holdings Inc. 2009 Long-Term Incentive Plan for Outside Directors (the “2009 Director LTIP”), effective September 23, 2009.  The 2009 Director LTIP allows the Company to grant Awards (as defined below) to certain non-employee directors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company, to encourage stock ownership by such recipients, and to provide a means for obtaining, rewarding, and retaining such recipients.

The Awards that may be granted pursuant to the 2009 Director LTIP are nonqualified options to purchase shares of the Company’s common stock, stock appreciation rights, grants of common stock, grants of rights to receive common stock in the future, or dividend equivalent rights, and cash performance awards, which are settled in cash and are not determined by reference to shares of common stock.  Thirty-three thousand two hundred (33,200) shares of the Company’s common stock are currently reserved for issuance pursuant to Awards granted under the 2009 Director LTIP, subject to adjustment as provided therein.

The 2009 Director LTIP is administered by the Board of Directors of the Company (the “Board”).  All questions of interpretation of the 2009 Director LTIP are determined by the Board.  Awards granted under the 2009 Director LTIP and the terms of the Awards, including the number of shares of common stock as to which an Award is granted and the potential payout of any Award not denominated in shares of common stock, will be determined by the Board.  The Board’s decisions relating to the administration of the 2009 Director LTIP and grants of Awards are final and binding.

Awards generally are not transferable or assignable except by will or the laws of intestate succession, unless the terms of the individual Award provide otherwise.  At the Board’s discretion, Awards may be modified following their grants, to the extent such modifications are not inconsistent with other provisions of the 2009 Director LTIP or do not adversely affect the rights of an Award recipient.  Awards may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Award agreement and the 2009 Director LTIP, upon the holder’s termination of service with the Company.

Options.  The exercise price of any option granted under the 2009 Director LTIP may not be less than the fair market value of the common stock on the date of the grant.  The Board may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the Company’s common stock, through a cashless exercise executed through a broker, or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.  The term of an option will be determined by the Board and specified in the option agreement.  Reload grants, which are made to an optionee to replace shares delivered to pay the exercise price and/or tax withholding obligation under any other option held by the optionee, are prohibited under the 2009 Director LTIP.  The Board is also prohibited from directly or indirectly reducing the exercise price of an option after it is granted, unless the Company’s stockholders approve such reduction.

Stock Appreciation Rights.  Each stock appreciation right allows the recipient to receive, in cash or stock, the appreciation per share of common stock over a defined price which may not be less than the fair market value of a share of the Company’s common stock on the date the stock appreciation right is granted.  Stock appreciation rights may be granted separately or in connection with another Award, in which case it can only be exercised to the extent that the related Award has not been exercised, paid, or otherwise settled.  Stock appreciation rights have no defined expiration period under the 2009 Director LTIP, but an expiration period can be included in the applicable Award agreement.  The Board is prohibited from directly or indirectly reducing the strike price of a stock appreciation right after it is granted, unless the Company’s stockholders approve such reduction.

Other Awards.  The 2009 Director LTIP allows the Board to grant other stock-based incentives that may be paid in cash or stock and that entitle the recipient to receive payment of an amount equal to either the value of a specified number or a percentage or multiple of a specified number of shares of common stock, or the value of dividends paid on a specified number of shares of common stock during a dividend period.  The Board can also grant cash performance awards under the 2009 Director LTIP that entitle the recipient to receive a cash payment equal to the value of a specified or determinable number of units other than shares of common stock.  The Board may also make cash tax reimbursement payments designed to cover tax obligations of recipients that result from the receipt or exercise of an award.

Recapitalizations and Reorganizations.  The number of shares of common stock reserved for issuance in connection with the grant of stock-based incentives, the number of shares underlying stock-based incentives, and the exercise price or settlement price of stock-based incentives are subject to adjustment in the event of an equity restructuring (i.e., any nonreciprocal transaction between the Company and the holders of the Company’s capital stock that causes the per share value to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend).  In the event of certain other corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out, or otherwise adjusted by the Board, provided that the adjustment is not inconsistent with the terms of the 2009 Director LTIP or any agreement reflecting the terms of an Award.

Amendment or Termination.  The Board may amend or terminate the 2009 Director LTIP without stockholder approval, provided that the Board may condition any amendment on stockholder approval if such approval is necessary or advisable with respect to tax, securities, or other applicable laws.  No amendment or termination by the Board may adversely affect the rights of a holder of an Award without the holder’s consent.

New ATA Holdings Inc. 2006 Long-Term Incentive Plan

The New ATA Holdings Inc. 2006 Long-Term Incentive Plan (the “2006 LTIP”) was adopted, effective as of September 11, 2006, by the Company, which was formerly known as New ATA Holdings Inc.  The Company terminated the 2006 LTIP on June 29, 2009, with respect to new grants and currently maintains the 2006 LTIP solely for the purpose of administering outstanding awards granted under the 2006 LTIP prior to June 29, 2009.

The 2006 LTIP allowed the Company to grant incentive stock options and nonqualified stock options to certain employees of the Company and its subsidiaries to provide such recipients with additional incentives to enhance the value of the Company.  However, no incentive stock options were granted pursuant to the 2006 LTIP.  An aggregate of three hundred twenty million (320,000,000) shares of the Company’s common stock are currently reserved for issuance pursuant to options granted under the 2006 LTIP, subject to adjustment as provided therein.

The 2006 LTIP is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  All questions of interpretation of the 2006 LTIP are determined by the Committee.  Options granted under the 2006 LTIP and the terms of the options, including the number of shares of common stock as to which an option is granted, have been determined by the Committee.  The Committee’s decisions relating to the administration of the 2006 LTIP and grants of options are final and binding.

The exercise price of any option granted under the 2006 LTIP was not less than the fair market value of the Company’s common stock on the date of grant.  The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of the Company’s common stock.

Options generally vest according to the terms of the option agreement as determined by the Committee.  An option will become fully vested if the option holder’s employment with the Company terminates due to the holder’s death, disability, or retirement after age 60. An option will also become fully vested in the event of certain corporate transactions.  The adoption of a plan for the liquidation or dissolution of the Company will also result in the full vesting of outstanding options.

The term of each option granted under the 2006 LTIP does not exceed ten (10) years from the date of grant. Upon the termination of an option holder’s employment with the Company due to the holder’s death, disability, or retirement after age 60, an option will be exercisable for one year following the holder’s termination of employment or until the expiration of the option, if earlier.  If an option holder’s employment is terminated for “cause,” as defined by the Committee, then the option terminates immediately. Upon the termination of an option holder’s employment for any other reason, including a conversion to part-time employment, the option remains exercisable for a period of three months following such termination of employment, unless the option agreement provides otherwise.

Options are not transferable or assignable except by will or the laws of intestate succession, unless the Committee approves the transfer by gift of a nonqualified stock option to any member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members.

The number of shares underlying an option and the exercise price of each option are subject to adjustment in the event of a stock dividend, stock split, spinoff, rights offering, recapitalization, reorganization, merger, consolidation, acquisition of property, stock separation or liquidation of the Company, or other similar event.

The Committee may generally amend or terminate the 2006 LTIP without shareholder approval.   No amendment or termination by the Committee may adversely affect the rights of an option holder without the holder’s consent.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we made the following sales of unregistered securities.

On August 14, 2007, we issued warrants for 226,100 shares of common stock, at an exercise price of $0.10 per share, to the lenders under a term loan.  On October 23, 2007, MatlinPatterson purchased the warrants for 180,800 shares held by one of the lenders and immediately exercised such warrants, resulting in the issuance of 180,800 shares of common stock.  The remaining warrants for 45,300 shares of common stock remain outstanding.

We issued 11,507,142 shares of Series A convertible preferred stock to MatlinPatterson for an aggregate purchase price of $161.1 million, or $14.00 per share, on August 14, 2007.  The Series A preferred stock we issued had an annual cumulative dividend rate of 16.0% payable in common stock upon conversion but in no event would such dividend be equal to a value less than $8.0 million.  On February 6, 2009, MatlinPatterson converted a $7.0 million note plus accrued interest into 548,558 shares of Series A convertible preferred stock, and purchased an additional 1,428,571 shares of Series A convertible preferred stock for $20 million in cash.

On April 6, 2009, MatlinPatterson, the holder of all the Series A convertible preferred stock, converted the outstanding Series A convertible preferred stock and accrued dividends and, as a result of a rights offering to accredited investors, we issued 23,825,900 shares of common stock.

On August 13, 2009, we issued $175 million of our First Lien Notes in a private offering to qualified institutional buyers, a limited number of institutional investors, and non-U.S. persons.

On September 29, 2009, we issued GSO Capital Partners LP warrants to purchase 838,000 shares of common stock at a nominal exercise price in consideration of making the Second Lien Loan.  These warrants were immediately exercised, resulting in GSO Capital Partners LP acquiring 838,000 shares of common stock.

The issuance of securities described above was deemed to be exempt from registration under the Securities Act in reliance on the exemption provided by Section 4(2) thereof for transactions not involving a public offering.  In addition, the issuance of common stock upon conversion of the Series A convertible preferred stock were also deemed to be exempt from registration in reliance on the exemption provided by Section 3(a)(9) for securities issued solely in exchange for other securities of the issuer.

We have issued the following numbers of shares of common stock as restricted stock under the Registrant’s 2009 Amended and Restated Long Term Incentive Plan.  In each case, no cash consideration was received for the shares and no underwriter was involved.  These issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, given the limited number of recipients, the absence of general solicitation and the transfer restrictions applicable to such shares.

Date	No. of Shares	Recipients

June 29, 2009	842,800	9 officers
December 9, 2009	26,900	1 officer
March 28, 2010	13,400	1 officer
September 30, 2010	12,800	1 officer

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description summarizes the material terms of our capital stock, the Warrants to be registered hereby, and provisions of our amended and restated certificate of incorporation, as amended (“certificate of incorporation”) and amended and restated by-laws (“by-laws”), which are exhibits to this filing.  Because this is only a summary, it does not contain all of the information that may be important to you.

Authorized Capitalization

As of November 30, 2010, our authorized capital stock consisted of 500,000,000 shares, par value $0.0001 per share, of which 400,000,000 have been designated as “common stock” and 26,802,200 were issued and outstanding.

Voting Rights.  The holders of our common stock are entitled to one vote per share.  Except as otherwise required by law, holders of common stock will vote as a single class on all matters presented to the stockholders for a vote.  Our certificate of incorporation and by-laws do not provide for cumulative voting with respect to the election of directors.  Directors will be elected by a plurality of the votes cast in the election of directors once a quorum is present.  All other matters will be decided by holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on such matters present at the meeting or by proxy.

Dividend Rights.  All shares of our common stock are entitled to share equally in any dividends our Board of Directors may declare from legally available sources.

Liquidation Rights.  Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations.

Preemptive Rights.  Our by-laws provide that, prior to an initial public offering of the Company’s common stock, following which our common stock is worth at least $75 million, excluding shares held by MatlinPatterson or the date on which no stockholder holds a majority of our voting equity securities or has the power to elect a majority of our Board of Directors, whenever the Company proposes to sell and issue (1) any shares of its common or preferred stock, (2) any rights, options or Warrants to purchase shares of its common or preferred stock or (3) securities of any type that are or may become convertible into or exchangeable for shares of its common or preferred stock, each holder of the Company’s common stock shall have the right to purchase such securities in proportion to its ownership of the Company’s outstanding common stock.  If such preemptive rights are not exercised within a designated period of time, the Company may proceed with such sale to a third party.  Certain issuances of securities by the Company, including in connection with equity compensation plans, mergers and acquisitions, stock splits and dividends, as well as issuances expressly designated by our Board of Directors, are exempt from these preemptive rights.

Co-Sale Rights.  Our by-laws provide that, prior to an initial public offering of the Company’s common stock, following which our common stock is worth at least $75 million, excluding shares held by MatlinPatterson or the date on which no stockholder holds a majority of our voting equity securities or has the power to elect a majority of our Board of Directors, in the event that any holder of the Company’s common stock that holds at least 25% of the Company’s voting stock and proposes to sell shares to a purchaser who will, by virtue of such transaction, acquire (1) shares representing 20% or more of the then-outstanding shares of the Company or (2) the power to appoint a majority of the members of our Board of Directors, such holder must offer the other holders of common stock the right to participate in such sale in proportion to their respective ownership percentages of the Company’s common stock relative to that of all holders of common stock.  To the extent such rights are exercised, the number of shares that the original selling stockholder may sell in such transaction shall be correspondingly reduced.

Anti-Takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors.  These provisions also may have the effect of delaying, deferring or preventing a future takeover or change in control unless the takeover or change in control is approved by our Board of Directors.

Undesignated Stock. The ability to authorize currently undesignated stock makes it possible for our board of directors to issue one or more series of stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Requirements for Stockholder Proposals.  Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide written notice of their proposal to the corporate secretary not less than 90 days nor more than 135 days prior to the anniversary date of the immediately preceding annual meeting.  Our by-laws also specify requirements as to the form and content of a stockholder’s notice.  These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Special Meetings of Stockholders.  Our by-laws provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors, if any, or pursuant to a resolution approved by a majority of our Board of Directors, or a committee of the Board of Directors authorized to call such meetings.

Authorized but Unissued Shares.  Our authorized but unissued shares of stock will be available for future issuance without stockholder approval.  We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of capital stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certain Other Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

Stockholder Action by Written Consent.  Pursuant to our by-laws, any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Amendments to Our Certificate of Incorporation and By-Laws.  Pursuant to our certificate of incorporation, our Board of Directors may amend our by-laws, subject to any specific limitation on such power contained in any by-laws adopted by stockholders, except that the stockholders are not entitled to amend the by-laws in a manner that would materially and adversely affect the rights of the holders of our common stock unless such amendment has been approved by our Board of Directors.

Limitations on Non-U.S. Citizen Ownership.  Non-U.S. citizens may not own or control more than 25% of the voting power of our outstanding capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors.  The Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors for monetary damages for actions taken as a director.  Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL.  We will also be expressly authorized to purchase and maintain directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.  The Company’s by-laws provide that its obligations to indemnify or advance expenses to persons affiliated with MatlinPatterson or GSO Capital Partners shall be primary without regard to any rights to indemnification or advancement such persons may have from other sources.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Proposed Initial Public Offering

The Company proposes an initial public offering of common stock.  See “Proposed Initial Public Offering” in the Form S-4, which is hereby incorporated by reference.  If the initial public offering is completed, the Company will effect a number of changes to the terms of the common stock and the Company’s certificate of incorporation and by-laws.  For a description of these changes to be effected in connection with the initial public offering, see “Description of Capital Stock” in the Form S-1, which is hereby incorporated by reference and will supersede the preceding description upon the completion of the initial public offering.

Warrants

As of the date hereof, each warrant represents the right to purchase one one-tenth of a share of our common stock at an exercise price of $100.00 per whole share, subject to adjustment and the restriction on issuing fractional shares discussed below, at any time prior to 5:00 p.m., New York City time, on February 28, 2011.  The Warrants are issued in registered form under a Warrant Agreement between Registrar and Transfer Company, as warrant agent, and us.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock split, dividend or our recapitalization, reorganization, merger or consolidation.  For example, the exercise price and number of shares of common stock issuable on exercise was adjusted to reflect a 1-for-1,000 reverse stock split effected June 15, 2009 and a 100-for-1 forward stock split effected October 1, 2010.  The Warrants will not be adjusted for issuances of common stock at a price below the exercise price.  The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the warrant agent for the number of Warrants being exercised.  In lieu of payment of the applicable aggregate exercise price, a holder exercising Warrants may elect to exercise Warrants on a “cashless basis,” pursuant to which the Company would issue the number of shares of common stock equal to (a)(i) the product of (x) the current market price per share of common stock as of the date of exercise multiplied by (y) the number of shares of common stock underlying the Warrants being exercised, minus (ii) the product of (x) the exercise price, multiplied by (y) the number of shares of common stock underlying the Warrants being exercised, divided by (b) the current market price per share of common stock as of the date of exercise.  Upon the closing of an underwritten public offering of common stock at a price per share that is at least 15% greater than the then-current exercise price, each outstanding warrant will be automatically converted into common stock on a “cashless exercise” based on the spread between the price per share at which common stock is being sold in the initial public offering and the then-current exercise price.

No fractional shares will be issued upon exercise of the Warrants.  If, upon exercise of the Warrants, a warrantholder would be entitled to receive a fractional interest in a share, we will, in lieu of issuing fractional shares, pay to the warrantholder an amount in cash equal to the product of (i) such fraction of a share of common stock and (ii) the excess of (x) the market price of a share of the common stock over (y) the exercise price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and the warrant agent for our Warrants is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07015.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company incorporates by reference Item 20 to the Form S-4.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company incorporates by reference the Company’s financial statements contained in the Note Prospectus and in the Company’s Form 10-Q for the quarter ended September 30, 2010.

ITEM 14.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.                      FINANCIAL STATEMENTS AND EXHIBITS

(a) List of Financial Statements Filed

The Company incorporates by reference the financial statements contained in the Note Prospectus and the Company’s Form 10-Q for the quarter ended September 30, 2010.

(b) Exhibits

See the Exhibit Index following the signature page to this Form 10, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOBAL AVIATION HOLDINGS INC.
Date: December 3, 2010
	By:	/s/ William A. Garrett
William A. Garrett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1

First Amended Joint Chapter 11 Plan for ATA Holdings Corp. and its subsidiaries, incorporated by reference to Exhibit 2.5 filed with Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-146958, filed January 9, 2008.

2.2

Reorganizing Debtors’ Firm Immaterial Modification and Clerical Correction to the First Amended Joint Chapter 11 Plan of Reorganization for ATA Holdings Corp. and its subsidiaries, incorporated by reference to Exhibit 2.6 filed with Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-146958, filed January 9, 2008.

2.3

Order Confirming the First Amended Joint Chapter 11 Plan for ATA Holdings Corp. and its subsidiaries, incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

2.4	First Amended Chapter 11 Plan of ATA Airlines, Inc., incorporated by reference to Exhibit 2.4 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.
2.5

Order Confirming First Amended Chapter 11 Plan of ATA Airlines, Inc, incorporated by reference to Exhibit 2.5 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

3.1	Certificate of Incorporation of Global Aviation Holdings Inc, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.
3.2

Amended and Restated Bylaws of Global Aviation Holdings Inc, as amended through September 17, 2010, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4, filed October 6, 2010.

4.1

Warrant Agreement between the Company and Registrar and Transfer Company dated as of February 28, 2006, incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

4.2	Form of Warrant Certificate (previously filed).
10.1

Amended and Restated Employment Agreement between the Company and Robert R. Binns dated January 1, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.1(a)

Amendment to Amended and Restated Employment Agreement between the Company and Robert R. Binns effective as of November 1, 2010, incorporated by reference to Exhibit 10.1(a) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.+

10.2

Amended and Restated Employment Agreement between the Company and William A. Garrett dated January 1, 2009, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.2(a)

Amendment to Amended and Restated Employment Agreement between the Company and William A. Garrett dated as of January 1, 2009, incorporated by reference to Exhibit 10.2(a) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.2(b)

Second Amendment to Amended and Restated Employment Agreement between the Company and William A. Garrett effective as of November 1, 2010, incorporated by reference to Exhibit 10.2(b) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.+

10.3

Amended and Restated Employment Agreement between the Company and Charles McDonald dated January 1, 2009, incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.3(a)

Amendment to Amended and Restated Employment Agreement between the Company and Charles McDonald effective as of November 1, 2010, incorporated by reference Exhibit 10.3(a) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.+

10.4

Amended and Restated Employment Agreement between the Company and Mark. M. McMillin dated January 1, 2009, incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.5

Amended and Restated Employment Agreement between the Company and Jeffrey Sanborn dated January 1, 2009, incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.6

Employment Agreement between the Company and Brian T. Bauer dated May 17, 2010, incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.7

Global Aviation Holdings Inc. 2009 Long-Term Incentive Plan for Outside Directors, incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.7(a)

Global Aviation Holdings Inc. First Amendment to the 2009 Long-Term Incentive Plan for Outside Directors, incorporated by reference to Exhibit 10.7(a) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.8	Global Aviation Holdings Inc. 2009 Amended and Restated Long-Term Incentive Plan, incorporated by reference to the Company’s Current Report on Form 8-K filed December 3, 2010.+

10.9	2009 Short-Term Incentive Plan, incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010. +
10.10	2010 Short-Term Incentive Plan, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.+

10.11

Form of Nonqualified Stock Option Award Agreement under the 2009 Long-Term Incentive Plan for Outside Directors, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.12

Form of Restricted Stock Award Agreement under the 2009 Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.13	Form of Nonqualified Stock Option Award Agreement under the 2009 Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.12 to the Company’s

Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.14

Form of Incentive Stock Option Award Agreement under the 2009 Amended and Restated Long-Term Incentive Plan, incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.15

Form of Nonqualified Stock Option Award Agreement pursuant to the Stock Option Plan for Management Employees of New ATA Holdings, Inc, incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.16

Nonqualified Stock Option Award Agreement pursuant to the New ATA Holdings Inc. 2006 Long Term Incentive Plan, incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.+

10.17

Second-Lien Term Loan Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc., Blackstone/GSO Capital Solutions Fund LP, Blackstone Holdings Finance Co. LLC, and Wells Fargo Bank, N.A., dated as of September 29, 2009, incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.17(a)

First Amendment to Second-Lien Term Loan Credit Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc., the Lenders and Wells Fargo Bank, N.A., as Agent, dated as of August 30, 2010, incorporated by reference to Exhibit 10.20(a) to Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed August 30, 2010.

10.18

Indenture by and among the Company, North American Airlines, Inc., World Airways, Inc. and Wells Fargo Bank, N.A., dated as of August 13, 2009, together with form of First-Lien Note, incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.18(a)

First Supplemental Indenture by and among the Company, North American Airlines, Inc., World Airways, Inc. and Wells Fargo Bank, N.A., dated as of September 28, 2009, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, File No. 333-167913, filed June 30, 2010.

10.19

First-Lien Security Agreement made by the Company, North American Airlines, Inc. and World Airways, Inc. in favor of Wells Fargo Bank, N.A., dated as of August 13, 2009, incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.20

Registration Rights Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc. and Jefferies & Company, Inc., dated as of August 13, 2009, incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.21

Intercreditor Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc., Wells Fargo Bank, N.A., and Jefferies Finance LLC, dated as of August 13, 2009, incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.22

Second-Lien Security Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc., Blackstone/GSO Capital Solutions Fund LP, Blackstone Holdings Finance Co. LLC, and Wells Fargo Bank, N.A., dated as of September 29, 2009, incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.23

FY10 International Airlift Services Contract/Contract No. HTC711-09-D-0004, effective as of October 1, 2009, issued by USTRANSCOM/TCAQ-CP to Alliance Contractor Team, incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed August 30, 2010.

10.23(a)

Amendment to FY10 International Airlift Services Contract/Contract No. HTC711-09-D-0004, effective as of May 19, 2010, issued by USTRANSCOM/TCAQ-CP to Alliance Contractor Team, incorporated by reference to Exhibit 10.22(a) to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 29, 2010.

10.24

Warrant Agreement dated as of August 14, 2007, between the Company and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit 10.22 filed with Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-146958, filed January 9, 2008.

10.25

Warrant Agreement between the Company and Registrar and Transfer Company dated as of February 28, 2006, incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed June 28, 2010.

10.26

Form of Letter amending certain Restricted Stock Awards, Nonqualified Stock Option Awards and Incentive Stock Option Awards to accelerate vesting in certain circumstances, incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010. +

10.27	Form of Stockholders Agreement, incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.
10.28	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1, File No. 333-167842, filed October 6, 2010.
10.29

Shareholder Letter Agreement dated September 29, 2009 among the Company, GSO Capital Partners L.P. and MatlinPatterson ATA Holdings LLC, incorporated by reference Exhibit 10.23 to the Company’s Registration Statement on Form S-4, filed October 6, 2010.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

+  Indicated management contract or compensatory plan